Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement

No. 333-253532

Relating to Preliminary Prospectus Supplement dated September 8, 2021 to Prospectus dated February 25, 2021

Pricing Term Sheet

AVALONBAY COMMUNITIES, INC.

$700,000,000 2.050% Senior Notes due 2032

September 8, 2021

Issuer:	AvalonBay Communities, Inc.
Principal Amount:	$700,000,000
Maturity:	January 15, 2032
Coupon:	2.050%
Price to Public:	99.881% of face amount
Yield to Maturity:	2.063%
Spread to Benchmark Treasury:	T + 73 basis points
Benchmark Treasury:	1.250% due August 15, 2031
Benchmark Treasury Price and Yield:	99-07+ / 1.333%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2022
Optional Redemption:
Make-whole call:	Make-whole call at T + 12.5 basis points
Par Call:	On or after October 15, 2031 (3 months prior to the maturity date)
Trade Date:	September 8, 2021
Settlement Date:	T+5; September 15, 2021; under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.
Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	053484 AB7
ISIN:	US053484AB76
Ratings*:	A3/A- (Moody’s/S&P)
Minimum denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunners:	J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Truist Securities, Inc., and Wells Fargo Securities, LLC
Co-Managers:	RBC Capital Markets, LLC, Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., BNY Mellon Capital Markets, LLC., PNC Capital Markets LLC, TD Securities (USA) LLC, and Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, by calling Barclays Capital Inc. at 1-888-603-5847, by calling Goldman Sachs & Co. LLC at 1-866-471-2526, or by calling Morgan Stanley & Co. LLC at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).

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